EXHIBIT 99.1

SOUTHPORT, CONNECTICUT 06890 U.S.A.
FOR IMMEDIATE RELEASE
STURM, RUGER & COMPANY, INC. ANNOUNCES DEPARTURE OF
PRESIDENT STEPHEN SANETTI TO BECOME CEO OF THE
NATIONAL SHOOTING SPORTS FOUNDATION
SOUTHPORT, CT – March 26, 2008 – Sturm, Ruger & Company, Inc. (NYSE:RGR) announced that its President, Stephen L. Sanetti, will be leaving Ruger on May 1, 2008 to accept the position of President and Chief Executive Officer of the National Shooting Sports Foundation, the trade association for the firearms industry.
Sanetti was hired by Bill Ruger in 1980 to be Ruger’s first general counsel and rose up through the executive ranks to become, in 2003, president and chief operating officer and vice chairman of the Board of Directors. A founding member of the Firearms Litigation Support Committee, Sanetti helped direct the successful coordinated response to municipal lawsuits that threatened the firearms industry in the late 1990s.
The connection between the NSSF and Ruger has always been strong. Bill Ruger was a founding member of its Board of Governors in 1961. It is the trade association for the shooting, hunting, and firearms industry, with a membership of over 4,000 manufacturers, distributors, retailers, sportsmen’s organizations, and publishers.
“I am delighted that the NSSF Board has chosen Steve Sanetti to be its next CEO,” said Ruger CEO Michael Fifer. “His knowledge of the industry and the issues confronting it, together with his vast product acumen make him a natural for this important and publicly visible position. I look forward to continued close ties between Ruger and the NSSF with Steve Sanetti as its CEO, as we all strive to preserve our heritage of hunting, shooting, and responsible firearms use. While Steve’s vast industry experience and passion for firearms will be missed by Ruger, we will share in the industry’s good fortune of having Steve lead the NSSF,” Fifer concluded.
“It was no easy decision to depart Sturm, Ruger, since I’ve devoted my life to it since I left the Army 30 years ago,” said Sanetti. “But I feel an even higher calling where I can, I hope, be of assistance to the entire firearms industry. I am extremely honored that the NSSF Board has asked me to take to the trail blazed by such industry stalwarts as Warren Page, “Rocky” Rohlfing, Bob Delfay, and of course by outgoing NSSF President Doug Painter. I have always been impressed with the dedication and effectiveness of the NSSF staff. My goal will be to help everyone better understand the legitimacy of our sports and our products, and why millions of Americans are so dedicated to their enjoyment. With the help of many others who share our beliefs, we will continue to ensure that the great pastimes of hunting and shooting remain available for future generations. This is an awesome responsibility, and I look forward to all of us giving our best efforts to meet tomorrow’s challenges, “ Sanetti concluded.
About Sturm, Ruger
Sturm, Ruger was founded in 1949 and is one of the nation’s leading manufacturers of high-quality firearms for the commercial sporting market. Sturm, Ruger is headquartered in Southport, CT, with plants located in Newport, NH and Prescott, AZ.
Sturm, Ruger & Co., Inc.
Arms Makers for Responsible Citizens®
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